Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

The firm of Lynda R. Keeton CPA, LLC consents to the inclusion of this report dated May 31, 2012 accompanying the audited financial statements of United People Power, Inc. for the period ended December 31, 2011 and the reviewed financial statements for the period ended March 31, 2012, in the Registration Statement of Form S-1/A, with the U.S. Securities and Exchange Commission.

We also consent to the reference to our firm under the heading of “Experts” in this registration statement.

/s/ Lynda R. Keeton CPA, LLC

Lynda R. Keeton CPA, LLC

Henderson, NV

June 6, 2012